Exhibit 99.1

Quanex Building Products Announces CEO Transition

George Wilson Elected President and Chief Executive Officer

Bill Griffiths to Remain as Executive Chairman

HOUSTON, TEXAS, December 11, 2019 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced that George Wilson, 51, Quanex’s Chief Operating Officer, has been elected by the Company’s Board of Directors (the “Board”) to succeed Bill Griffiths as Quanex’s President and Chief Executive Officer (“CEO”). Mr. Wilson will also join the Company’s Board, all effective January 1, 2020. Mr. Griffiths, 68, will remain as Executive Chairman of the Board and will continue to support Mr. Wilson.

Prior to Mr. Wilson’s appointment to COO in 2017, he served as President - Insulating Glass Systems from 2011-2017, and in the 18 years prior to joining Quanex he held various operational and financial positions of increasing responsibility at Lauren International and Federal-Mogul. Mr. Wilson holds a Master of Business Administration degree from Indiana University and a Bachelor of Science degree from The University of Akron.

“It has been extremely rewarding to lead this Company over the last six years, and working with the Board to successfully conclude an internal succession plan has been satisfying,” said Mr. Griffiths. “George is the right person to lead Quanex into the future. I look forward to continuing to support George and his executive team as we continue to refine and execute on the Company’s strategy.”

“I am very honored to succeed Bill as the Company’s next CEO,” said Mr. Wilson. “Quanex is a great company with a bright future, clear strategy and strong leadership team. I am excited about this opportunity and I look forward to continuing to work with Bill, the Board and the Quanex team in our drive to create incremental value for our shareholders, customers and employees.”

Joe Rupp, the Company’s Lead Director, commented, “On behalf of Quanex’s Board, I want to thank Bill for his leadership as CEO as he has steadfastly improved the Company over the past six years. Since stepping in as CEO in 2013, Bill has transformed Quanex into an industry-leading pure play building products manufacturer that is very well-positioned for continued success. George’s strong operational and financial experience has served Quanex well over the years. His understanding of our markets, combined with his proven track record of success, uniquely positions him to lead the Company going forward. We are confident that Quanex will continue to thrive under George’s leadership.”

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry.  Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

www.quanex.com

Forward Looking Statements

This press release contains “forward-looking statements”. Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements set forth in this release are based on current expectations. Actual results or events may differ materially from this release. For a complete discussion of factors that may affect Quanex’s future performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018, under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. Any forward-looking statements in this press release are made as of the date hereof, and Quanex undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer and Treasurer

713-877-5327

scott.zuehlke@quanex.com